EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

State of Jurisdiction
of Incorporation
Name	or Limited Partnership
NorthWestern Corporation	Delaware

NorthWestern Growth Corporation	South Dakota

Cornerstone Propane GP, Inc.	California

SYN Inc.	Delaware

Cornerstone Propane Partners, L.P.	Delaware Limited Partnership

Cornerstone Propane, L.P. Cornerstone Propane, L.P.’s subsidiaries (propane distribution & related service companies) numbering 8 companies are hereby omitted	Delaware Limited Partnership

NorthWestern Capital Corporation	Delaware

Blue Dot Services Inc. Blue Dot Service Inc.’s subsidiaries (heating, air conditioning & plumbing services companies) numbering 60 companies are hereby omitted	Delaware

Expanets, Inc. Expanets, Inc.’s subsidiaries (voice, video, data and web-enabled solutions providers) numbering 16 companies are hereby omitted	Delaware

NorthWestern Energy L.L.C.	Montana

NorthWestern Capital Partners, LLC	Delaware LLC

NorthWestern Services Group, Inc.	South Dakota

Nekota Resources Inc.	South Dakota

NorthWestern Energy Corporation	South Dakota

NorthWestern Energy Development, LLC	Delaware LLC

NorthWestern Generation I, LLC	Delaware LLC

Montana Megawatts I, LLC	Delaware LLC

NorthWestern Energy Marketing, LLC	Delaware LLC

Risk Partners Assurance, Ltd.	Bermuda